For Immediate release:

Contact: Timothy P. Dooley
Republic Airways Holdings
Tel. (317) 487-4308

Republic Airways Holdings Announces Third Quarter 2010 Earnings
     Reports Record Ex-Items Profit

Indianapolis, Indiana, (November 8, 2010) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $711.9 million for the quarter ended September 30, 2010, a 97.9% increase, compared to $359.6 million for the same period last year.  The increase in revenues is primarily due to the acquisition of Frontier Airlines and Midwest Airlines during 2009.  The Company also reported net income of $21.3 million, or $0.58 per diluted share, for the quarter ended September 30, 2010, compared to $3.3 million of net income, or $0.09 per diluted share, for the same period last year.  The diluted share count for the third quarter of 2010 includes 2.5 million shares for the $25 million of convertible debt at the Company, which decreases earnings per share by $0.04.

During the third quarter of 2010, the Company’s GAAP pre-tax income of $35.1 million was negatively impacted by a total of $7.8 million, or $0.14 per diluted share, of items: $4.7 million of expenses related to the integration of the branded business; $2.9 million of disposal costs for A318 and Q400 aircraft; and $0.2 million in negative adjustments for fuel hedges.

Excluding the dilutive effect of the convertible debt ($0.04) and the negative impact on earnings of the integration expense items during the quarter ($0.14), the Company is reporting earnings per share of $0.76 for the third quarter of 2010.

On an ex-item basis, the Company’s pre-tax earnings came in at an all-time record of $42.9 million as presented in the table below:

($ in millions)	Fixed-Fee	Branded	Other	Consolidated
GAAP pre-tax income	$22.7	$11.6	$0.8	$35.1
Adjustments:
Integration and aircraft return expenses		7.6		7.6
Fuel mark-to-market hedge adjustments		0.2		0.2
Ex-item pre-tax income	$22.7	$19.4	$0.8	$42.9

Additionally, the Company recorded a total of $8.6 million of non-cash adjustments associated with the purchase accounting for Frontier and Midwest: $5.4 million as a reduction of passenger revenues and $3.2 million expense for amortization of intangible assets.  This is the last quarter for the non-cash adjustments to revenue and the intangible asset amortization is expected to continue at current levels for the next few quarters.

Third Quarter 2010 Highlights
Fixed-Fee Segment
Total fixed-fee service revenues of $261.6 million declined $19.8 million from prior year’s third quarter.  Excluding fuel reimbursement from our partners, fixed-fee service revenues decreased $20.9 million, or 8% for the third quarter of 2010 due to a 7% reduction in block hours. We have removed fifteen 50-seat aircraft from our fixed-fee operations since September 30, 2009. Income before taxes on the fixed-fee operations was $22.7 million for the quarter.  Cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.52¢ for the third quarter of 2010, from 7.61¢ for the same quarter of 2009.

Branded Segment
The Company’s “Branded” business segment includes all operations at Frontier Airlines, Lynx Airlines, and Midwest Airlines, collectively referred to as “Frontier”.  Total revenues on Frontier were $445.8 million for the quarter.  Load factor was 87.4% for the quarter and total revenue per ASM (TRASM) was 11.15¢.  Frontier posted income before taxes of $11.6 million for the third quarter.  However, excluding the items outlined in the table above, Frontier produced a pre-tax profit of $19.4 million for the third quarter.  Operating cost per ASM (CASM), excluding fuel, was 7.17¢ for the third quarter of 2010.  Excluding integration and aircraft return expenses, the unit cost for Frontier, excluding fuel, was 6.98¢ for the quarter.

Fuel costs on Frontier were $137.3 million for the quarter.  Excluding a $0.2 million mark to market loss, the fuel cost per gallon, including into-plane taxes and fees for the quarter was $2.32 for the third quarter.  Frontier has call options for approximately 10% of its consumption for the fourth quarter of 2010 at an average price per gallon, excluding the hedge premium and into-plane taxes and fees, of $2.26.

The Company reported record load factors for Frontier for each of the three months during the third quarter of 2010 and is reporting total revenue per ASM (TRASM) of 11.15 cents for the third quarter, which is an increase of approximately 2% over the combined result for the same quarter of 2009.

Other Segment
The Company’s “Other” business segment includes revenues from aircraft subleases, slot rentals and expenses associated with those activities.  The Company reported a pre-tax profit of $0.8 million in the third quarter on this segment.

Fleet
During the quarter the Company removed three A318 aircraft, one Q400 aircraft, and one E170 aircraft from service.  The total operational fleet was 277 aircraft as of September 30, 2010 compared to 282 aircraft as of June 30, 2010.

Balance Sheet Information
As of September 30, 2010, the Company had $390.4 million in cash, of which $191.4 million was restricted.  This compares to $350.2 million in cash, of which $192.7 million was restricted as of December 31, 2009.  The Company’s debt decreased to $2.63 billion as of September 30, 2010, compared to $2.79 billion at December 31, 2009.  As of September 30, 2010, approximately 85% of the total debt is fixed-rate.  The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet.  At a 7.0% discount factor, the present value of these lease obligations was approximately $1.15 billion as of September 30, 2010 compared to approximately $1.17 billion reported as of December 31, 2009.

Business Developments
On July 1, 2010, the Company announced that it would remove four 120-seat A318 aircraft and one 76-seat E170 aircraft from scheduled service for Frontier in September 2010. Three of these aircraft have been sold to third parties and two were returned to their lessors.  Beginning in January 2011, Frontier will accept the first of seven new 162-seat A320 aircraft. All seven aircraft have firm lease financing arranged and will be delivered during the first two quarters of 2011.  The Company will also be leasing three additional 136-seat A319 aircraft that are scheduled for delivery between February and April 2011.

On July 21, 2010, the Company announced it had signed a non-binding letter of intent with Embraer to acquire 24 E190 or E195 aircraft with deliveries beginning in the mid 2011.  On November 5, 2010, the Company announced it had placed a firm order for 6 E190 aircraft with Embraer for delivery in 2011 starting in August.  The Company also has conditional firm orders for 18 E190 or E195 aircraft.  Both aircraft types would be configured with STRETCH seating.  These aircraft will be used to replace smaller regional jets in the Company as well as provide flexibility for growth at Frontier through 2013.

On November 3, 2010, the Company announced that Robert “Hal” Cooper, its executive vice president and chief financial officer, has decided to retire from the airline industry. Cooper will remain in his current role until a successor has been named and a transition is completed, which is expected to be in the first quarter of 2011. During the transition period, Timothy P. Dooley, vice president – financial planning and analysis, and Joe Allman, vice president and controller, will work closely with Cooper to ensure a successful transition of responsibilities.

Integration Update
On October 1, 2010, the Company announced it had successfully moved all technology for its branded business to one platform, allowing all flights to operate on one reservation system and under the Frontier Airlines code.  All tickets are now purchased through one booking engine at FrontierAirlines.com and can be serviced by Frontier’s reservations centers in Denver and Milwaukee.  Additionally, the Company completed the integration of Frontier and Midwest’s frequent flyer programs on October 30, 2010.

All E170 aircraft operating for Frontier will be reconfigured with STRETCH seating by November 30, 2010, enabling our guests to take advantage of 5 extra inches of legroom.  Also, all 32 E-Jet aircraft operating for Frontier will have Gogo WiFi installed by the end of 2010.

Corporate Information
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on approximately 1,600 flights daily to 128 cities in 47 states, Canada, Costa Rica, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under one of the following airline partner brands: AmericanConnection, Continental Express, Delta Connection, United Express, or US Airways Express. As of the date of this release, the airlines employ approximately 11,000 aviation professionals and operate 276 aircraft.  For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its third quarter results this morning at 9:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. For those wishing to participate, please call 866-804-6927, and for international calls please dial 857-350-1673; the password is 32510050.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways Holdings Inc. (the “Company”) may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
OPERATING REVENUES
Fixed-fee service	$261,648	$281,415	-7.0%	$772,834	$913,524	-15.4%
Passenger service	429,939	64,876	562.7%	1,170,448	70,388	1562.9%
Cargo and other	20,278	13,336	52.1%	60,579	20,982	188.7%
Total operating revenues	711,865	359,627	97.9%	2,003,861	1,004,894	99.4%

OPERATING EXPENSES
Wages and benefits	143,953	76,864	87.3%	423,876	207,446	104.3%
Aircraft fuel	153,968	39,477	290.0%	458,553	100,179	357.7%
Landing fees and airport rents	46,205	20,026	130.7%	129,444	55,434	133.5%
Aircraft and engine rent	60,687	33,592	80.7%	182,309	95,400	91.1%
Maintenance and repair	68,778	58,852	16.9%	190,057	151,487	25.5%
Insurance and taxes	11,791	6,648	77.4%	33,559	19,930	68.4%
Depreciation and amortization	50,775	38,398	32.2%	153,113	112,002	36.7%
Promotion and sales	35,056	5,341	556.4%	103,368	5,341	1835.4%
Impairment of goodwill and other impairments	-	-	NM	11,473	13,335	-14.0%
Other	67,630	43,834	54.3%	221,549	109,340	102.6%
Total operating expenses	638,843	323,032	97.8%	1,907,301	869,894	119.3%
OPERATING INCOME	73,022	36,595	99.5%	96,560	135,000	-28.5%

OTHER INCOME (EXPENSE)
Interest expense	(38,213)	(34,862)	9.6%	(115,839)	(105,246)	10.1%
Other - net	323	2,779	-88.4%	753	10,418	-92.8%
Total other expense	(37,890)	(32,083)	18.1%	(115,086)	(94,828)	21.4%

INCOME (LOSS) BEFORE INCOME TAXES	35,132	4,512	678.6%	(18,526)	40,172	-146.1%

INCOME TAX EXPENSE (BENEFIT)	13,845	1,864	642.8%	(5,969)	23,894	-125.0%

NET INCOME (LOSS)	21,287	2,648	703.9%	(12,557)	16,278	-177.1%

Add: Net loss attributable to noncontrolling interest in MFSI	-	(623)	-100.0%	-	(3,270)	-100.0%

NET INCOME (LOSS) OF THE COMPANY	$21,287	$3,271	550.8%	$(12,557)	$19,548	-164.2%
PER SHARE, BASIC	$0.62	$0.09	588.9%	$(0.37)	$0.57	-165.2%
PER SHARE, DILUTED	$0.58	$0.09	544.4%	$(0.37)	$0.57	-165.2%
Weighted Average Common Shares
Basic	34,318	34,449	-0.4%	34,295	34,449	-0.4%
Diluted	36,930	34,529	7.0%	34,295	34,462	-0.5%

Unaudited Operating Highlights

Operating Highlights – Fixed-Fee	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Fixed-fee service revenues, excluding fuel (000) [1]	$244,918	$265,899	-7.9%	$722,609	$839,473	-13.9%
Passengers carried	4,636,672	4,881,571	-5.0%	13,042,918	14,365,238	-9.2%
Revenue passenger miles (000)	2,285,299	2,510,784	-9.0%	6,478,772	7,359,971	-12.0%
Available seat miles (000)	2,955,620	3,242,019	-8.8%	8,546,289	9,930,228	-13.9%
Passenger load factor	77.3%	77.4%	-0.1 pts	75.8%	74.1%	1.7 pts
Cost per available seat mile, including interest expense (cents) [2]	8.08	8.09	-0.1%	8.40	8.55	-1.8%
Cost per available seat mile, including interest and excluding fuel expense (cents) [2]	7.52	7.61	-1.2%	7.81	7.80	0.1%
Operating aircraft at period end:
37-50 seats	64	79	-19.0%	64	79	-19.0%
70-86 seats	113	113	-	113	113	-
Block hours	153,506	165,428	-7.2%	445,769	518,255	-14.0%
Departures	93,273	97,897	-4.7%	265,875	304,905	-12.8%
Average daily utilization of each aircraft (hours)	10.2	9.8	4.1%	9.9	9.6	3.1%
Average stage length	476	500	-4.8%	482	495	-2.6%
Average seat density	67	66	1.5%	67	66	1.5%

Operating Highlights – Branded	Three Months Ended September 30,			Nine Months Ended September 30,
	2010[1]	2009[4]	Change	2010[1]	2009[4]	Change
Total revenues	$445,834	$73,892	503.4%	$1,216,604	$79,404	1432.2%
Passengers carried	4,065,352	669,901	506.9%	11,167,176	757,933	1373.4%
Revenue passenger miles (000)	3,494,871	450,437	675.9%	9,632,994	462,598	1982.4%
Available seat miles (000)	3,997,183	575,785	594.2%	11,581,584	607,183	1807.4%
Passenger load factor	87.4%	78.2%	9.2 pts	83.2%	76.2%	7.0 pts
Total revenue per available seat mile (cents)	11.15	12.83	-13.1%	10.50	13.08	-19.7%
Passenger revenue per ASM (cents)	10.76	11.27	-4.5%	10.11	11.59	-12.8%
Cost per available seat mile (cents) [2,3]	10.60	14.78	-28.3%	10.74	15.67	-31.5%
Fuel cost per available seat mile (cents) [3]	3.43	4.14	-17.1%	3.48	4.26	-18.3%
Cost per available seat mile, excluding fuel expense (cents) [2,3]	7.17	10.64	-32.6%	7.26	11.41	-36.4%
Gallons consumed	58,967,933	9,930,214	493.8%	172,608,798	9,930,214	1638.2%
Average cost per gallon [3]	$2.32	$2.13	8.9%	$2.33	$2.13	9.4%
Operating aircraft at period end:
37-50 seats	13	12	8.3%	13	12	8.3%
70-99 seats	36	25	44.0%	36	25	44.0%
120+ seats	51	0	NM	51	0	NM
Block hours	97,977	23,346	319.7%	291,883	25,660	1037.5%
Departures	47,961	15,422	211.0%	140,593	18,695	652.0%
Average daily utilization of each aircraft (hours)	11.0	10.0	10.0%	11.1	10.0	11.0%
Average stage length	827	551	50.1%	827	476	73.7%
Average seat density	101	68	48.5%	100	68	47.1%

1  Fixed fee service revenues exclude cargo and other revenues.
2  Costs (in all periods) exclude impairments and other expenses not attributable to either fixed-fee or branded segments.
3  Excludes mark-to-market fuel hedge adjustment of $0.2 million and $5.6 million for the three months and nine months ended September 30, 2010.
4  Branded statistics consist of the operations of Mokulele beginning in April 2009 and Midwest beginning in August 2009.